Exhibit 10.47

RETENTION, SEPARATION AND SEVERANCE AGREEMENT

This Retention, Separation and Severance Agreement dated as of January 12, 2009 is between Casual Male Retail Group, Inc. with its principal place of business at 555 Turnpike Street, Canton, MA 02021 (“CMRG”) and Sheri A. Knight, who resides at 10 Frances Drive, Newburyport, MA 01950 (“Employee”)

WHEREAS, Employee is currently the Senior Vice President of Finance and Corporate Controller of CMRG and is a valued member of CMRG’s senior executive team (“Position”);

WHEREAS, CMRG and Employee entered into an Employment Agreement dated as of March 21, 2008 (the “Employment Agreement”);

WHEREAS, Employee has notified CMRG’s CEO that she resigns her Position;

WHEREAS, in an effort to effectuate a smooth transition, in recognition of Employee’s value to CMRG and in recognition of her continuing her diligent efforts on behalf of CMRG during a transition period, CMRG and Employee hereby enter into this Retention, Separation and Severance Agreement (the “Agreement”).

In consideration of the covenants herein contained, the Parties agree as follows:

1. Employee agrees to continue her employment in her Position from the date hereof until the earlier to occur of the following: (i) the date as of which CMRG notifies Employee that it has elected to conclude her employment without “justifiable cause” (as such term is defined in the Employment Agreement), or (ii) April 1, 2009 (the “Transition Period”). During the Transition Period, Employee shall continue to receive from CMRG the remuneration and benefits set forth in the Employment Agreement.

2. During the Transition Period, Employee shall report to the Chief Executive Officer of CMRG, shall perform the “Duties” as set forth in Paragraph 6 of the Employment Agreement and shall work to effectuate a smooth transition to her successor.

3. Subject to the terms of Section 8 hereof and provided Employee complies with her obligations hereunder and under the Employment Agreement during the Transition Period, within seven (7) business days after the last day of the Transition Period, CMRG agrees to pay to Employee a retention bonus in a single lump-sum payment in the amount of $124,108.79, reduced by appropriate tax and FICA withholdings and other amounts customarily withheld by CMRG (the “Retention Bonus”). Insofar as paragraph 7(e) of the Employment Agreement applies to the Retention Bonus, CMRG is waiving (a) its entitlement to a credit under the second sentence thereof, and (b) the “mitigation” provision contained in the third sentence thereof.

4. The date on which the Transition Period ends shall be determined by CMRG in its sole discretion and payment of any wages to Employee shall cease as of that date. Except as set forth herein, all other benefits provided by CMRG to Employee will also cease as of that date. Employee will receive under separate cover information about her right to continue her health insurance benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986.

5. Regardless of whether the Transition Period was successfully completed, Employee shall receive a check on her last day of employment that will include all wages owed to her as of that day as well as payment for any unused vacation that she has accrued through that date. The payment will be reduced by appropriate tax and FICA withholdings and other amounts customarily withheld by CMRG.

6. Regardless of whether the Transition Period was successfully completed, subject to the terms of Sections 7 and 8 hereof, CMRG agrees to pay Employee a second lump-sum payment in the amount of $124,108.79 (the “Severance Payment”). Payment will be made on or before March 14, 2009. From this amount will be deducted appropriate tax and FICA withholdings. Insofar as paragraph 7(e) of the Employment Agreement applies to the Severance Payment, CMRG is waiving (a) its entitlement to a credit under the second sentence thereof, and (b) the “mitigation” provision contained in the third sentence thereof.

7. CMRG shall have no obligation to make the payment set forth in Section 3 hereof in the event that, prior to the last day of the Transition Period, Employee resigns voluntarily from her employment with the Company or Employee’s employment with the Company is terminated pursuant to Section 7(a)(ii) or 7(b) of the Employment Agreement; provided, however, that Employee’s employment with CMRG shall not be terminated during the Transition Period pursuant to Section 7(a)(ii) of the Employment Agreement unless Employee fails to cure the alleged “justifiable cause” after being given (a) written notice describing the alleged “justifiable cause” with particularity, and (b) a reasonable opportunity (i.e., at least 30 days) to cure the same. As of the date this Agreement is executed by the Company (as set forth on the signature page), the Company is not aware of any alleged “justifiable cause” for termination. In addition, CMRG’s obligation to make the payments set forth in Sections 3 and 6 hereof shall be conditioned upon Employee executing and delivering to the Company, within seven (7) days after the last day of the Transition Period, a release in the form of Exhibit A hereto reaffirming, as of the last day of the Transition Period or the last day worked, whichever is earlier, the terms and conditions of Section 8 hereof (the “Release”). There is no condition on the Severance Payment set forth in Section 6 other than the Release.

8. In consideration of the payments to be made by CMRG to Employee as set forth herein and the promises contained in this Agreement, Employee voluntarily and of her own free will agrees to release, forever discharge and hold harmless CMRG, its subsidiaries, predecessors and affiliates, its and their respective present or former officers, directors, trustees, employees, agents or successors or assigns from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, including, but not limited to, breach of contract, tort, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, 29 U.S.C. § 623, et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act; the Civil Rights Act of 1991; the Massachusetts Wage and Hour Laws, G.L. c. 151; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Equal Rights Act, G.L. c. 93; the Massachusetts Civil Rights Act, G.L. c. 12; the Massachusetts privacy statute, G.L. c. 214, § 1B; or any other federal, state or local human rights, civil rights, wage-hour, pension or labor laws, rules, ordinances and/or regulations, public policy, contract or tort laws, or any claim for misrepresentation, defamation or invasion of privacy, or otherwise. By signing this Agreement, neither party is indicating an admission of any wrongdoing. Employee further affirms that she has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled, that she received all leave to which she may be entitled, and that no other compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement. Employee also affirms that she does not have any workers’ compensation injuries which have not been filed or reported.

9. Employee acknowledges and confirms that unless otherwise amended herein, the Employment Agreement remains in effect. In the event of a conflict between the terms of this Agreement and the terms of the Employment Agreement, the terms of this Agreement shall prevail.

10. CMRG does not believe that either the Retention Bonus or the Severance Payment is subject to the provisions of 26 U.S.C. § 409A (“Section 409A”). In the event the IRS or any state taxing authority accelerates income and imposes penalties and interest under Section 409A, CMRG shall defend, indemnify and hold harmless Employee from any such acceleration or imposition.

11. Employee agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning CMRG, its officers, directors, trustees, and employees, or the services or programs provided or to be provided by CMRG. Likewise, CMRG agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning Employee or the services provided or to be provided by Employee to CMRG.

12. Employee will be afforded twenty-one (21) days to consider the meaning and effect of this Agreement. Employee is advised to consult with an attorney and shall acknowledge such opportunity. Employee agrees that any modifications, material or otherwise, do not restart or affect in any manner the original period which Employee has to consider this Agreement.

13. Employee may revoke this Agreement for a period of seven days following her execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. Any revocation within this period must be submitted, in writing, to David Levin and must state, “I hereby revoke my acceptance of the Retention, Separation and Severance Agreement between us dated as of January 12, 2009.” The revocation must be personally delivered to David Levin or sent to him by registered mail, return receipt requested, at Casual Male Retail Group, Inc., 555 Turnpike Street, Canton, MA 02021 and postmarked within seven days of Employee’s execution of this Agreement.

14. This Agreement may not be modified, altered or changed except upon signed written consent of both parties and it shall be construed and applied in accordance with the laws of the Commonwealth of Massachusetts.

15. This Agreement, which includes a general release, and the Employment Agreement as modified herein, represent the complete agreement and understanding between Employee and CMRG.

16. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

17. This Agreement shall be binding upon CMRG and its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.

CASUAL MALE RETAIL GROUP, INC.

By:	/s/ David A. Levin	Date:	1/21/09
Name: David A. Levin
Its: President, Chief Executive Officer

/s/ Sheri A. Knight		Date:	1/15/09
Sheri A. Knight

I acknowledge that I have been given ample opportunity to consider the terms of this Agreement and that I have been given ample opportunity to consult a lawyer in connection with this matter. I knowingly and voluntarily agree to and accept this Agreement without reservation.

Date:	1/15/09	/s/ Sheri A. Knight
Sheri A. Knight

EXHIBIT A

Casual Male Retail Group, Inc. (“CMRG”)

555 Turnpike Street

Canton, MA 02021

Attention: David A. Levin, Chief Executive Officer

Reference is made to that certain Retention, Separation and Severance Agreement between us dated                              ,          (the “Agreement”). In consideration of the payments to be made by CMRG to me as set forth therein, I hereby reaffirm the Release set forth in Section 8 thereof.

Very truly yours,

Sheri A. Knight

Dated: